EXHIBIT 3
                      LASALLE FINANCIAL PARTNERS, L.P.
                                  Suite 500
                           350 E. Michigan Avenue
                          Kalamazoo, Michigan 49007
                             __________________
                          Telephone (616) 344-4993

                               August 22, 1997

   James A. Koessel
   Vice President and Secretary
   Bank West Financial Corporation
   2185 Three Mile Road, N.W.
   Grand Rapids, Michigan 49544

        Re:  Notice of Intent to Nominate One Director

   Dear Mr. Koessel:

        This letter constitutes a notice of intent by LaSalle Financial Partners, L.P. (the "Partnership"), to nominate one person for election as a director of Bank West Financial Corporation (the "Corporation") at the 1997 Annual Meeting of Stockholders of the Corporation. This notice is being provided to you, as Secretary of the Corporation, pursuant to
   Article 7.F. of the Corporation's Articles of Incorporation. The Partnership beneficially owns 119,000 shares of the Common Stock, which shares are held in a brokerage account at Bear, Stearns & Co.

        The Partnership hereby notifies the Corporation pursuant to Article 7.F of the Corporation's Articles of Incorporation that the Partnership intends to nominate Richard J. Nelson for election to the Board of Directors of the Corporation at the 1997 Annual Meeting of Stockholders of the Corporation. Also enclosed is the written consent of the proposed nominee to be named in the Partnership's proxy statement and to serve as a director of the Corporation if elected.

        Set forth below is certain information, including that required by
   Article 7.F of the Corporation's Articles of Incorporation. The information set forth below responds fully to all of the requirements of
   Article 7.F. In certain instances in which a disclosure item is not applicable or no disclosure is required to be made pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, no response has been provided below.

   (i)  As to Mr. Nelson:

   A.   Name, Age, Business Address and Residence Address

    Name               Age   Business Address            Residence Address

    Richard J. Nelson  53    350 East Michigan,          605 West Inkster
                             Suite 500                   Kalamazoo,
                             Kalamazoo, Michigan 49007   Michigan 49008

   B.   Principal Occupation or Employment

   For more than the past five years, Richard J. Nelson has been principally employed as the President of LaSalle Capital Management, Inc., one of the General Partners of the Partnership. LaSalle Capital Management, Inc. is a management consulting firm that specializes in financial institution corporate restructurings. LaSalle Capital Management, Inc., is not a parent, subsidiary or other affiliate of the Corporation.

   C.   Shares Owned Either Beneficially or Of Record.

   Mr. Nelson may be deemed to beneficially own the shares of Common Stock beneficially owned by the Partnership. Mr. Nelson expressly disclaims beneficial ownership of such shares. Mr. Nelson owns no other shares of Common Stock, either beneficially or of record.

   D.   Interest of Certain Persons in Matters to be Acted Upon

   Except in connection with the Partnership and as otherwise set forth herein, Mr. Nelson has not been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

   E. Other information relating to such person that is required to be disclosed in a solicitation of proxies for the election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

   Directorships of Other Publicly Owned Companies

   Except as described in this paragraph, Mr. Nelson is not serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of 15(d) of the such Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Nelson has previously served as a director of Great Lakes Bancorp, FSB, D&N Financial Corporation and FSB Financial Corporation, all of which are or were thrift institutions headquartered in Michigan.

   Material Proceedings Adverse to the Corporation

   To the Partnership's best knowledge, and based on information provided by the nominee, there are no material proceedings to which Mr. Nelson, or any associate of his, is a party adverse to the Corporation or any of its subsidiaries, and neither he nor any associate of his has a material interest adverse to the Corporation or any of its subsidiaries.

   Positions or Offices with the Corporation

   Mr. Nelson holds no position or office with the Corporation.

   Arrangements or Understandings with Other Persons:

   Mr. Nelson has an understanding with the Partnership pursuant to which the Partnership has requested him to serve as its representative on the Board of Directors of the Corporation, and he has agreed to do so, without compensation from the Partnership of any sort whatsoever. The Partnership has agreed to reimburse Mr. Nelson for any out-of-pocket expenses that he incurs in connection with the Partnership's intended solicitation of proxies for use at the 1997 Annual Meeting of Stockholders of the Corporation, but has no other arrangements or understandings with Mr. Nelson. To the Partnership's knowledge, Mr. Nelson has no arrangement or understanding with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Corporation.

   Absence of any Family Relationships

   Mr. Nelson has no family relationship with any director or officer of the Corporation. There is no family relationship between Mr. Nelson and any general partner of the Partnership or any person who controls any partner of the Partnership.

   Involvement in Certain Legal Proceedings

   To the best knowledge of the Partnership, and based on information provided by Mr. Nelson:

        (i) Since January 1, 1991 no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Nelson, and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of Mr. Nelson. In addition, since January 1, 1991 no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of, any partnership in which Mr. Nelson is or was a general partner, or any corporation or business association of Mr. Nelson is or was an executive officer.

        (ii) Mr. Nelson has not been convicted in a criminal proceeding nor has he been named as the subject of any pending criminal proceeding (excluding traffic violations or similar misdemeanors).

        (iii)-(v) On February 10, 1997, the United States District Court for the Northern District of Illinois, Eastern Division, entered a temporary injunction against LaSalle/Kross Partners, L.P. (the former name of the Partnership), its general partners and their affiliates, including Mr. Nelson (collectively, "LaSalle/Kross Partners"), in connection with the Schedule 13D filed by LaSalle/Kross Partners with respect to its investment in Standard Financial, Inc. ("SFI"), a corporation unrelated to the Company. On plaintiff SFI's motion for a preliminary injunction, the Court found, among other things, that there was more than a negligible likelihood of success in proving that LaSalle/Kross Partners' Schedule 13D was misleading in that it failed to express the intent of LaSalle/Kross Partners to control and influence SFI. The temporary injunction required LaSalle/Kross Partners (i) to file an amended Schedule 13D, (ii) to comply on an ongoing basis with securities law filing requirements with respect to its holdings in SFI, and (iii) for a period of seven days after amendment of the Schedule 13D, to refrain from purchasing or selling any shares of, or seeking control of, SFI. LaSalle/Kross Partners amended its
   Schedule 13D as required on March 7, 1997. No final order has been entered, and there have been no findings of liability on the part of LaSalle/Kross Partners.

   Absence of Certain Transactions

   To the best knowledge of the Partnership, and based on information provided by the nominee:

        (i) Since April 1, 1996, neither Mr. Nelson nor any member of his immediate family has had any material interest in any transaction or any series of similar transactions to which the Corporation or any of its subsidiaries was a party, and neither Mr. Nelson nor any member of his immediate family has any material interest in any currently proposed transaction, or series of similar transactions to which the Corporation or any of its subsidiaries is a party.

        (ii) Since April 1, 1996, Mr. Nelson has not had any relationship of the nature described in Item 404(b) of Regulation S-K, promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Specifically, since April 1, 1996, Mr. Nelson has not been an officer, director, partner or employee of, nor has he owned (directly or indirectly) more than 10% of the equity interest in, any of the following types of organizations:

             (A) Any organization that has made or proposes to make payments to the Corporation or any of its subsidiaries for property or services;

             (B) Any organization to which the Corporation or any of its subsidiaries was indebted;

             (C) Any organization to which the Corporation or any of its subsidiaries has made or proposes to make payments for property or services; or

             (D) Any organization that provided legal services or investment banking services to the Corporation or any of its subsidiaries.

        (iv) Since April 1, 1996, neither Mr. Nelson nor any member of his immediate family or any firm, corporation or organization of which he is an executive officer or director or the beneficial owner of 10% or more of any class of equity securities, nor any trust or other estate in which he has a substantial beneficial interest or as to which he serves as a trustee or in a similar capacity, was indebted to the Corporation or any of its subsidiaries in excess of $60,000 at any time.

   Section 16 Compliance

   Mr. Nelson is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Corporation.


   (ii) As to the Partnership:

        (A)  The name and record address of the Partnership is:

             LaSalle Financial Partners, Limited Partnership
             350 East Michigan, Suite 500
             Kalamazoo, Michigan  49007

        No other stockholder is known to the Partnership to be supporting Mr. Nelson as a nominee.

        (B) The Partnership is the beneficial owner of 119,000 shares of Common Stock, par value $0.01 per share, of the Corporation.


                                 Very truly yours,

                                 LASALLE FINANCIAL PARTNERS, L.P.

                                 By:  LaSalle Capital Management, Inc.

                                      By:  /s/ Richard J. Nelson
                                           Richard J. Nelson, President

                           CONSENT OF PROPOSED NOMINEE

        I, Richard J. Nelson, hereby consent to be named in the proxy statement of LaSalle Financial Partners, L.P., to be used in connection with its solicitation of proxies from the shareholders of Bank West Financial Corporation, for use in voting at the 1997 Annual Meeting of Stockholders of Bank West Financial Corporation, and I hereby consent and agree to serve a director of Bank West Financial Corporation if elected at such Annual Meeting.


                                 /s/ Richard J. Nelson
                                 Richard J. Nelson

   Dated:  August 22, 1997